P
Portman
Limited

ABN 22 007 871 892
6 May 2008	Level 11 The Quadrant
1 William Street
Perth 6000
Western Australia
	GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

(4 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY EARNINGS FOR THE PERIOD ENDED 31 MARCH 2008

Please find attached Portman’s Quarterly Earnings for the period ended 31 March 2008.

Yours faithfully

/s/ C. M. Rainsford
C M Rainsford
Company Secretary

PORTMAN LIMITED

PORTMAN LIMITED

A.B.N. 22 007 871 892

QUARTERLY EARNINGS FOR THE PERIOD ENDED 31 MARCH 2008

PORTMAN LIMITED REPORTS FIRST QUARTER EARNINGS

Perth, WA – May 6, 2008 – Portman Limited (ASX: PMM) today reported a first quarter 2008 unaudited net profit of $17.9 million or 10.16 cents per share. (All per-share amounts are “diluted.”). This compares with a net profit of $28.9 million or 16.49 cents per share in the first quarter of 2007.

Following is a summary:

	(In Millions Except Per Share)
	First Quarter
	2008	2007
Sales Tonnes (Mt)	2.1	1.9
Sales Revenue	$129.7	$128.4
Net profit before mark-to-market on hedging	$30.4	$43.5
Net profit before tax	$25.5	$41.3
Net profit after tax	$17.9	$28.9
Cents per share	10.16	16.49
Depreciation and amortisation	$10.0	$5.8
Capital additions (1)	$31.8	$1.5

(1)	There were $25.1 million of non-cash additions at 31 March 2008 and $0.6 million at 31 March 2007.

First Quarter

Comparing results for the quarters ending 31 March 2008 and 31 March 2007, the decrease in net profit after tax of $11.0 million was comprised of a $15.8 million decrease in pre-tax profit, net of $4.8 million decrease in income taxes. The pre tax earnings decrease of $15.8 million was due primarily to:

•	Appreciation of the Australian dollar relative to the US Dollar which negatively impacted Australian dollar sales revenue by $18.8 million.

•	An unfavourable market to market adjustment on the hedge book of $2.7 million, reflecting the fair value movement in the time value of option based hedges.

•	An increase of $3.1 million in mining operating costs. (A different contractual structure applied in Q1 2007, coupled with inflationary pressures)

These variances were partially offset by:

•	Higher selling prices of $8.3 million

•	A favourable sales mix of $0.5 million

Sales continue to be recognised at the 2007 benchmark price as iron ore prices for 2008 are yet to settle.

Capital Expenditure

The Company’s 2008 capital additions for the quarter total $31.8 million. Of this $25.1 million relates to non-cash additions: including $17.0 million in finance leases relating to new mining equipment.

Capital additions are all funded from current cash flow.

Capital expenditure for the quarter ending 31 March 2007 totalled $1.5 million of which $0.6 million relates to non-cash additions.

Inventory

At 31 March 2008 Portman had 1.0 million tonnes of finished product inventory, 0.1 million tonnes higher than at 31 March 2007.

Liquidity

At 31 March 2008, Portman had $171.6 million of cash and cash equivalents and $38.6 million in held to maturity investments exceeding 90 days. At 31 March 2007, Portman had $132.2 million of cash and cash equivalents and $13.0 million in held to maturity investments. The $65.0 million increase in liquid assets primarily reflects increased sales prices and sales volumes.

Pricing Outlook

The prices for 2008 iron ore bench mark prices are yet to settle. Negotiations with the Japanese indicate an increase in excess of 65%. Portman is incorporating this into its estimates for pricing projections for lump. However, negotiations are still underway and there may be changes to the pricing for fines. In addition, lump may settle at different pricing levels.

Outlook

Portman’s estimate of 2008 production is 7.8 million tonnes which includes 7.5 million from the Koolyanobbing operation. Portman’s estimate of 2008 sales is 8.0 million tonnes of which 7.7 million tonnes relates to the Koolyanobbing operation.

Portman expects revenues per tonne of approximately US$85 in 2008. This estimate assumes a 65% increase in the 2008 international settlement price for lump and fines, which, as stated above, is still subject to change.

Portman expects costs per tonne of approximately A$53 in 2008. This estimate includes an expanded A$25 million, or A$3 per tonne, exploration and evaluation program at the Company’s Koolyanobbing operations targeted at expanding Portman’s production and iron ore reserves in Western Australia.